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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
SPSS Inc.:


We consent to the use of our report dated February 17, 1999 incorporated herein by reference relating to the consolidated balance sheets of SPSS Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1998, which report appears in the annual report on Form 10-K of SPSS Inc. for the year ended December 31, 1998, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                       /s/ KPMG LLP

Chicago, Illinois
February  14, 2000